          INDIANAPOLIS POWER & LIGHT COMPANY                       EXHIBIT 12.1

          Ratio of Earnings to Fixed Charges


                                                     YEARS ENDED DECEMBER 31,
                                             ---------------------------------------------
                                               1997              1996              1995
                                             ---------         ---------         ---------
                                                        (Thousands of Dollars)
Earnings, as defined:
     Net income (1)                          $133,402          $122,588          $106,273
     Income taxes                              74,440            67,266            53,568
     Fixed charges, as below                   41,893            48,570            51,778
                                             ---------         ---------         ---------
         Total earnings, as defined          $249,735          $238,424          $211,619
                                             =========         =========         =========
Fixed charges, as defined:
     Interest charges                        $ 41,721          $ 48,406          $ 51,596
     Rental interest factor                       172               164               182
                                             ---------         ---------         ---------
         Total fixed charges, as defined     $ 41,893          $ 48,570          $ 51,778
                                             =========         =========         =========
Ratio of earnings to fixed charges               5.96              4.91              4.09
                                             =========         =========         =========

(1) 1997 Net income excludes after-tax effect of cumulative effect of accounting change

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